EXHIBIT 21.1   SUBSIDIARIES OF THE REGISTRANT

                                            Jurisdiction of
Names of Direct Subsidiaries:               Organization:
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Ontrack Data Recovery, Inc.                 Minnesota

Mijenix Corporation                         Wisconsin

                                                             Jurisdiction of
Subsidiaries of Ontrack Data Recovery, Inc.:                 Organization:
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Ontrack Data Recovery GmbH                                   Republic of Germany

Ontrack Data Recovery Europe, Ltd.                           United Kingdom

Ontrack France Sarl                                          France
    (owned in part by Ontrack Data Recovery and in part by Ontrack Data International, Inc.)